Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (“Second Amendment”) is made as of July 17, 2014, by and among QuinStreet, Inc. (“Borrower”), the financial institutions from time to time signatories thereto (collectively, the “Lenders”), and Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A. Borrower entered into that certain Second Amended and Restated Revolving Credit and Term Loan Agreement dated as of November 4, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) with Agent and the Lenders, under which Lenders extended (or committed to extend) credit to Borrower, as set forth therein.

B. Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and Agent and Lenders are willing to do so, but only on the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders agree as follows:

1.	The following definitions are hereby added to Section 1.1 of the Credit Agreement:

“Liquidity” shall mean as of any date of determination the sum of all cash and other Eligible Assets owned by Borrower which is maintained in accounts that are subject to a first priority perfected lien in favor of Agent and are free and clear of all other Liens, minus all Debt of the Borrower as of such date.

“Eligible Assets” shall mean, (i) U.S. Government and agencies obligations having a maturity of not more than three (3) years after any date of determination; (ii) municipal bonds having an investment grade rating of “A” or better with Moody’s or Standard and Poor’s (“‘A’ Investment Grade Rating”); (iii) corporate bonds with an ‘A’ Investment Grade Rating; (iv) convertible bonds of not more than three (3) years after any date of determination with an ‘A’ Investment Grade Rating; (v) FDIC insured certificates of deposit up to the limit of $250,000 per eligible institution having a maturity of not more than three (3) years after any date of determination, and (vi) shares of any money market mutual fund that, (a) complies with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, and (b) is rated AAA by Standard and Poor’s or Aaa by Moody’s.

2.	The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated as follows:

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, including, without limitation, capitalized development expenses but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.

“Fixed Charge Coverage Ratio” shall mean as of any date of determination, a ratio the numerator of which is EBITDA for the four fiscal quarters ending on such date of determination, minus cash taxes paid during such period, minus unfinanced Capital Expenditures made during such period, minus the aggregate amount of all Distributions made during such period, and the denominator of which is the sum of each of the following fixed charges for the preceding four fiscal quarters ending on such date of determination: Net Cash Interest Expense, plus trailing four fiscal quarters principal payments of Debt which are actually made by Borrower (including without limitation, payments with respect to Seller Notes), all as determined on a consolidated basis by Borrower and its consolidated Subsidiaries in accordance with GAAP.

“Revolving Credit Aggregate Commitment” shall mean Fifty Million Dollars ($50,000,000), subject to increases pursuant to Section 2.13 hereof by an amount not to exceed the Revolving Credit Optional Increase, subject to reduction or termination under Section 2.11 or 9.2 hereof.

3.	The definition of “Permitted Acquisition” is amended by deleting the word “and at the end of clause (e); deleting the period at the end of clause (f) and replacing it with “; and”; and adding the following as new clause (g):

“(g) the Fixed Charge Coverage Ratio for the two most recently then ended fiscal quarters is greater 1.15 to 1.00.”

4.	New Section 2.3(g) is hereby added to the Credit Agreement as follows:

“(g) After giving effect to such Advance, the Borrower shall be in compliance, on a pro forma basis, with the financial covenant required to be maintained under Section 7.9(c) as of the last day of the month most recently ended.”

5.	Section 5.2 of the Credit Agreement is hereby amended and restated as follows:

“5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(A) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be;

(B) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date); and

(C) With respect to Revolving Credit Advances, Borrower shall be in compliance with Section 7.9(c) on a pro forma basis after giving effect to any such Revolving Credit Advance.”

6.	Section 7.1 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (a); deleting the period (“.”) at the end of clause (b) and replacing it with a semi-colon and the word “and” (“; and”); and adding the following as new clause (c):

“(c) as soon as available, but in any event within thirty (30) days after the last day of each month, excluding the last month of each Fiscal Quarter, Borrower prepared unaudited Consolidated and if reasonably requested by the Agent, Consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such month, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects;”

7.	Section 7.2(a) of the Credit Agreement is hereby amended and restated as follows:

“(a) Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each fiscal year end, 7.1(b) for each fiscal quarter end, and 7.1(c) for each month end, a Covenant Compliance Report (or, in the case of the Borrower prepared financial statements for the last fiscal quarter of each fiscal year, a draft Covenant Compliance Certificate), and duly executed by a Responsible Officer of Borrower;”

8.	Section 7.2(e) of the Credit Agreement is hereby amended and restated as follows:

“(e) Within forty five (45) days after and as of the end of each fiscal quarter, including the last fiscal quarter of each Fiscal Year, a report signed by a Responsible Officer, in form reasonably acceptable to Agent, listing any applications or registrations that Borrower or any Guarantor has made or filed in respect of any Patents, Trademarks or Copyrights and the status of any outstanding applications or registrations, as well as any material change in the Intellectual Property Collateral (as defined in the Collateral Documents), including but not limited to any Patent, Trademark or Copyright not specified in the exhibits to the Security Agreement;”

9.	Section 7.2 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (f); deleting the period (“.”) at the end of clause (g) and replacing it with a semi-colon (“;”); and adding the following as new clauses (h) and (i):

“(h) Within thirty (30) days after the last day of each month, including the last month of each Fiscal Year, and, during the continuance of a Default or Event of Default, more frequently as reasonably requested by the Agent or the Majority Lenders, the monthly aging of the accounts receivable and accounts payable of the Credit Parties, certified by a Responsible Officer of the applicable Credit Party; and

(i) Within thirty (30) days after and as of the end of each month, including the last month of each Fiscal Year, and, during the continuance of a Default or Event of Default, more frequently as requested by the Agent or the Majority Revolving Credit Lenders, a report showing the cash balance maintained in each account held with a financial institution.”

10.	Section 7.6(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties (provided that unless an Event of Default has occurred and is continuing, the Credit Parties shall not be obligated to reimburse the Agent for more than two (2) such audits or appraisals per calendar year);”

11.	Section 7.9 of the Credit Agreement is hereby amended and restated as follows:

“(a) Maintain as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than the following amounts during the periods specified below:

September 30, 2015 through June 30, 2016	1.00 to 1.00
July 1, 2016, and thereafter	1.15 to 1.00

For avoidance of doubt, the Fixed Charge Coverage Ratio will not be tested until the fiscal quarter ending September 30, 2015.

(b)Maintain as of the end of each fiscal quarter EBITDA of not less than the following amounts during the periods specified below:

April 1, 2014 through June 30, 2015	$1
July 1, 2015 through September 30, 2015	$3,400,000
October 1, 2015 through December 31, 2015	$3,200,000

For avoidance of doubt, minimum EBITDA will not be tested after the fiscal quarter ending December 31, 2015.

(c) Maintain as of the end of each month Liquidity of not less than $20,000,000.”

12.	Section 8.5(d) of the Credit Agreement is hereby amended and restated as follows:

“(d) Borrower may make Distributions to its shareholders and make Purchases from time to time, provided that (i) at the time paid and after giving effect to such Distribution or Purchase, no Default or Event of Default shall exist, (ii) the

Fixed Charge Coverage Ratio for the two most recently then ended fiscal quarters is greater 1.15 to 1.00, (iii) both before and after giving effect to such Distribution or Purchase, the Credit Parties will have not less than $75,000,000 in unrestricted and unencumbered cash and cash equivalents, and (iv) the aggregate amount of all such Distributions and Purchases shall not exceed $50,000,000 during the term of this Agreement;”

13.	Section 8.6 of the Credit Agreement is hereby amended and restated as follows:

“8.6 Limitation on Capital Expenditures. Commencing with the Fiscal Year ending June 30, 2015, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets except for Capital Expenditures, the amount of which shall not exceed $8,000,000 in any Fiscal Year.”

14.	Section 11.8(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) From July 17, 2014 until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b) hereof, as applicable, and the Covenant Compliance Report under Section 7.2(a) hereof, for the fiscal quarter ending December 31, 2015, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level IV column of the pricing matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.”

15.	Existing Schedule 1.1 to the Credit Agreement is hereby deleted and replaced with new Schedule 1.1 attached hereto as Attachment 1.

16.	Existing Schedule 1.2 to the Credit Agreement is hereby deleted and replaced with new Schedule 1.2 attached hereto as Attachment 2.

17.	Existing Exhibit J to the Credit Agreement is hereby deleted and replaced with new Exhibit J attached hereto as Attachment 3.

18.	Upon satisfaction of the following conditions, each of the parties hereto agrees that the Second Amendment shall become effective (according to the terms hereof) as of June 30, 2014 (“Second Amendment Effective Date”):

(a)	Agent shall have received fully executed versions of this Second Amendment, in each case duly executed and delivered by Borrower, Agent and the Majority Lenders, in form reasonably satisfactory to Agent and Majority Lenders.

(b)	Agent shall have received fully executed versions of replacement Revolving Credit Notes for each Revolving Credit Lender, in each case duly executed and delivered by Borrower.

(c)

Borrower shall have paid (i) to the Agent a nonrefundable amendment fee in an amount equal to twenty (20) basis points of the Revolving Credit Aggregate Commitment (as such term is amended by this Second Amendment) and aggregate outstanding principal amount of the Term Loan Advances, in each case after giving effect to this Second Amendment, and such fee to be distributed as determined by the Agent to the Lenders that have executed this Second Amendment, and (ii) to the Agent all fees, costs and expenses, if any, owed to Agent and Lenders and accrued to the Second Amendment Effective Date, in each case, as and to the extent required to be paid in accordance with the Loan Documents.

19.	Borrower hereby represents and warrants that, after giving effect to the Second Amendment and consents contained herein, (a) the execution and delivery of this Second Amendment are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Second Amendment, of any governmental body, agency or authority, and this Second Amendment and the Credit Agreement (as amended herein) will constitute the valid and binding obligations of such Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the continuing representations and warranties set forth in Article 6 of the Credit Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and (c) as of this Second Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

20.	Borrower and Lenders each hereby ratify and confirm their respective obligations under the Credit Agreement, as amended by this Second Amendment, and agree that the Credit Agreement hereby remains in full force and effect after giving effect to this Second Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Credit Agreement, as amended by this Second Amendment.

21.	Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder, or to constitute a waiver by Lenders or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

22.	Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meaning set forth in the Credit Agreement.

23.	This Second Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement.

24.	This Second Amendment shall be construed in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the Borrower, the Majority Lenders and Agent have each caused this Second Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

COMERICA BANK, as Agent

By:	/S/ Kim Crosslin
Name:	Kim Crosslin
Title:	Senior Vice President

COMERICA BANK, as Issuing Lender, as Swing Line Lender and as a Lender

By:	/S/ Kim Crosslin
Name:	Kim Crosslin
Title:	Senior Vice President

CREDIT SUISSE AG, Cayman Islands Branch, as a Lender

By:	/S/ Vipul Dhadda
Name:	Vipul Dhadda
Its:	Authorized Signatory

By:	/S/ Sally Reyes
Name:	Sally Reyes
Its:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/S/ John G. Kowalczuk
Name:	John G. Kowalczuk
Its:	Executive Director

MUFG UNION BANK, N.A., as a Lender

By:	/S/ Ryan Bradley
Name:	Ryan Bradley
Its:	Managing Director

BANK OF THE WEST, as a Lender

By:	/S/ Helen Huang
Name:	Helen Huang
Its:	Vice President

SILICON VALLEY BANK, as a Lender

By:	/S/ Lane Bruno
Name:	Lane Bruno
Its:	Vice President

QUINSTREET, INC.

By:	/S/ Greg Wong
Name:	Greg Wong
Its:	Chief Financial Officer

ATTACHMENT 1

Schedule 1.1

Applicable Margin Grid

Revolving Credit and Term Loan Facility

(basis points per annum)

Basis for Pricing	Level I	Level II*	Level III	Level IV
Funded Debt to EBITDA Ratio**	<0.75 to 1.0	≥0.75 to 1.0 and <1.5 to 1.0	≥1.5 to 1.0 and <2.25 to 1.0	≥	2.25 to 1.0
Revolving Credit Eurodollar Margin	162.5	187.5	212.5		237.5
Revolving Credit Base Rate Margin	62.5	87.5	112.5		137.5
Revolving Credit Facility Fee	37.50	37.50	37.50		37.50
Letter of Credit Fees (exclusive of facing fees)	162.5	187.5	212.5		237.5
Term Loan Eurodollar Margin	200.0	225.0	250.0		275.0
Term Loan Base Rate Margin	100.00	125.0	150.0		175.0

*	Level IV pricing shall be in effect until the delivery of the financial statements for the quarter ending December 31, 2015, after which time the pricing shall adjust in accordance with Section 11.8(a) of the Credit Agreement.
**	Definitions as set forth in the Credit Agreement.

ATTACHMENT 2

Schedule 1.2

Percentages and Allocations

Revolving Credit and Term Loan Facilities

LENDERS	REVOLVING CREDIT ALLOCATIONS	REVOLVING CREDIT PERCENTAGE	TERM LOAN ALLOCATIONS	TERM LOAN PERCENTAGE	TOTAL ALLOCATION	WEIGHTED PERCENTAGE
Comerica Bank	$11,850,000	23.700000000%	$19,452,500	25.100000000%	$31,302,500	24.372727273%
Bank of America	$11,062,500	22.125000000%	$18,018,750	23.250000000%	$29,081,250	22.665584416%
MUFG Union Bank, N.A.	$8,187,500	16.375000000%	$13,368,750	17.250000000%	$21,556,250	16.795454545%
U.S. Bank	$5,737,500	11.475000000%	$9,338,750	12.050000000%	$15,076,250	11.751298701%
Silicon Valley Bank	$4,925,000	9.850000000%	$7,982,500	10.300000000%	$12,907,500	10.066233766%
Bank of the West	$4,100,000	8.200000000%	$6,665,000	8.600000000%	$10,765,000	8.392207792%
Credit Suisse	$2,500,000	5.000000000%	$0	0.000000000%	$2,500,000	2.597402597%
JPMorgan Chase Bank, N.A.	$1,637,500	3.275000000%	$2,673,750	3.450000000%	$4,311,250	3.359090909%

TOTALS	$50,000,000	100.000000000%	$77,500,000	100.000000000%	$127,500,000	100.000000000%

EXHIBIT J

FORM OF COVENANT COMPLIANCE REPORT

TO: Comerica Bank, as Agent

RE: Second Amended and Restated Revolving Credit and Term Loan Agreement is made as of the 4th day of November, 2011 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the financial institutions from time to time signatory thereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”) and QuinStreet, Inc. (“Borrower”). This Covenant Compliance Report (“Report”) is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of                    , 20     (the “Computation Date”).

1.	Fixed Charge Coverage Ratio (Section 7.9(a))[1]. On the Computation Date, the Fixed Charge Coverage Ratio, which is required to be not less than to 1.0 was to 1.0 as computed in the supporting documents attached hereto as Schedule 1.

2.	EBITDA (Section 7.9(b))[2], On the Computation Date, EBITDA, which is required to be not less than was as computed in the supporting documents attached hereto as Schedule 2.

3.	Liquidity (Section 7.9(c)). On the Computation Date, Liquidity, which is required to be not less than $20,000,000 was as computed in the supporting documents attached hereto as Schedule 3.

The Borrower’s Representative hereby certifies that:

A. To the best of my knowledge, the monthly aging of the accounts receivable and accounts payable of the Credit Parties for the most recent month end are attached to this Report and are true and correct in all material respects.3

B. To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

C. To the best of my knowledge, the representation and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

D. I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

[1]	This paragraph 1 shall only be required for the Report delivered at the end of each fiscal quarter and shall not be required until the fiscal quarter ending September 30, 2015.
[2]	This paragraph 2 shall only be required for the Report delivered at the end of each fiscal quarter and shall not be required after the fiscal quarter ending December 31, 2015.
[3]	This paragraph A shall only be required for the Report delivered as of the end of each month.

E. To the best of my knowledge, except as stated in Schedule 4 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrower or any other Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Report to be executed and delivered by a Responsible Officer of the Borrower this              day of                     ,         .

QUINSTREET, INC.

By:
Its: